Exhibit (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2019, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of CTS Corporation and subsidiaries on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of CTS Corporation on Forms S-8 (File No. 333-226371, File No. 333-198235, File No. 333-159542, File No. 333-116287, File No. 333-106614, and File No. 333-62202).

/s/ GRANT THORNTON LLP
Chicago, Illinois
February 22, 2019

CTS CORPORATION